Exhibit 5.1

August 21, 2013

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Independent Bank Corporation, a Michigan corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $98,900,000 in maximum aggregate offering price (including the offering price of shares that the Company's underwriters have the option to purchase to cover over-allotments, if any) of shares of common stock, no par value per share (the "Shares"), of the Company pursuant to the Company's registration statement on Form S-1 (File No. 333-190513) initially filed with the Securities and Exchange Commission (the "Commission") on August 9, 2013 (as amended and as may subsequently be amended, the "Registration Statement").  The Shares are to be sold by the Company pursuant to an underwriting agreement among the Company and the underwriters named therein (the "Underwriting Agreement"), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Articles of Incorporation of the Company, as amended to date and currently in effect; (c) the Bylaws of the Company, as amended to date and currently in effect; and (d) certain resolutions of the Board of Directors of the Company relating to the transactions described in the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of the corporate records made available to us by the Company. We have also assumed that the Shares will not be sold in an amount in excess of the number of authorized but unissued shares of the Company's common stock, no par value per share. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares when issued, sold, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is based on the laws of the State of Michigan, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Varnum LLP